Exhibit 99.1

RBC Bearings Incorporated Announces Fiscal Second Quarter 2026 Results

Oxford, CT – October 31, 2025 – RBC Bearings Incorporated (NYSE: RBC), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, defense and aerospace industries, today reported results for the second quarter fiscal 2026.

Second Quarter Financial Highlights

●	Second quarter net sales of $455.3 million increased 14.4% over last year, Aerospace/Defense up 38.8% and Industrial up 0.7%.

●	Gross margin of 44.1% for the second quarter of fiscal 2026 compared to 43.7% last year; Adjusted gross margin of 44.9% compared to 43.7% last year.

●	Second quarter net income attributable to common stockholders as a percentage of net sales of 13.2% vs 12.2% last year; Adjusted EBITDA as a percentage of net sales of 31.9% vs 31.0% last year.

●	Free cash flow of $71.7 million vs $26.8 million last year; Free cash flow conversion of 119.5% vs 49.4% last year.

Three Month Financial Highlights

	Fiscal 2026		Fiscal 2025		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$455.3		$397.9		14.4%
Gross margin	$200.6	$204.3	$173.8	$173.8	15.4%	17.5%
Gross margin %	44.1%	44.9%	43.7%	43.7%
Operating income	$97.8	$105.0	$86.1	$86.6	13.6%	21.2%
Operating income %	21.5%	23.1%	21.6%	21.8%
Net income	$60.0	$91.2	$54.2	$72.7	10.7%	25.4%
Net income attributable to common stockholders	$60.0	$91.2	$48.5	$67.0	23.7%	36.1%
Diluted EPS	$1.90	$2.88	$1.65	$2.29	15.2%	25.8%

(1)	Results exclude items in reconciliation below.

Six Month Financial Highlights

	Fiscal 2026		Fiscal 2025		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$891.3		$804.2		10.8%
Gross margin	$395.8	$402.4	$357.8	$357.8	10.6%	12.5%
Gross margin %	44.4%	45.1%	44.5%	44.5%
Operating income	$198.9	$210.3	$183.6	$184.1	8.3%	14.2%
Operating income %	22.3%	23.6%	22.8%	22.9%
Net income	$128.5	$180.8	$115.6	$152.9	11.2%	18.2%
Net income attributable to common stockholders	$128.5	$180.8	$104.2	$141.5	23.3%	27.8%
Diluted EPS	$4.07	$5.72	$3.55	$4.83	14.6%	18.4%

(1)	Results exclude items in reconciliation below.

Dr. Michael J. Hartnett, Chairman and Chief Executive Officer, stated, “Our performance during the second quarter achieved a very high standard as demand from many of our core markets reached unprecedented levels. We were well prepared to support the generational expansion taking place in these aerospace and defense markets and are pleased to recognize the outstanding performance reached by our factories and offices. Clearly, we have entered a unique period in our business cycle and look forward to delivering a record year to our shareholders.”

Second Quarter Results

Net sales for the second quarter of fiscal 2026 were $455.3 million, an increase of 14.4% from $397.9 million in the second quarter of fiscal 2025. $24.7 of net sales this quarter came from VACCO, which we acquired on July 18, 2025. Net sales for the Industrial segment increased 0.7%, while net sales for the Aerospace/Defense segment increased 38.8%. Gross margin for the second quarter of fiscal 2026 was $200.6 million compared to $173.8 million for the same period last year. On an adjusted basis, gross margin was $204.3 million for the second quarter of fiscal 2026 compared to $173.8 million for the same period last year.

SG&A for the second quarter of fiscal 2026 was $77.4 million, an increase of $7.9 million from $69.5 million for the same period last year. As a percentage of net sales, SG&A was 17.0% for the second quarter of fiscal 2026 compared to 17.5% for the same period last year.

Other operating expenses for the second quarter of fiscal 2026 totaled $25.4 million compared to $18.2 million for the same period last year. For the second quarter of fiscal 2026, other operating expenses included $20.7 million of amortization of intangible assets, $2.6 million of restructuring costs, $0.9 million of acquisition costs and $1.2 million of other expense items. For the second quarter of fiscal 2025, other operating expenses included $17.9 million of amortization of intangible assets and $0.5 million of restructuring costs offset by $0.2 million of other items.

Operating income for the second quarter of fiscal 2026 was $97.8 million compared to $86.1 million for the same period last year. On an adjusted basis, operating income was $105.0 million for the second quarter of fiscal 2026 compared to $86.6 million for the same period last year. Refer to the tables below for details on the adjustments made to operating income to derive adjusted operating income.

Interest expense, net, was $13.4 million for the second quarter of fiscal 2026 compared to $15.6 million for the same period last year. The decrease in interest expense between the periods was due to the debt reduction efforts, partially offset by the impact of a $200.0 draw on the Revolving Credit Facility to fund the VACCO acquisition.

Other non-operating expense was $1.0 million for the second quarter of fiscal 2026 compared to $1.1 million for the same period last year.

Income tax expense for the second quarter of fiscal 2026 was $23.4 million compared to $15.2 million for the same period last year. The effective income tax rate for the second quarter of fiscal 2026 was 28.0% compared to 21.9% for the same period last year. Included in the $23.4 million for the second quarter of fiscal 2026 was approximately $2.3 million of expense associated with a change in deferred taxes related to the VACCO acquisition.

Net income for the second quarter of fiscal 2026 was $60.0 million compared to $54.2 million for the same period last year. On an adjusted basis, net income was $91.2 million for the second quarter of fiscal 2026 compared to $72.7 million for the same period last year. Refer to the tables below for details on the adjustments made to net income to derive adjusted net income. Net income attributable to common stockholders for the second quarter of fiscal 2026 was $60.0 million compared to $48.5 million for the same period last year. On an adjusted basis, net income attributable to common stockholders for the second quarter of fiscal 2026 was $91.2 million compared to $67.0 million for the same period last year.

Diluted EPS attributable to common stockholders for the second quarter of fiscal 2026 was $1.90 compared to $1.65 for the same period last year. On an adjusted basis, diluted EPS attributable to common stockholders was $2.88 for the second quarter of fiscal 2026 compared to $2.29 for the same period last year. Refer to the tables below for details on the adjustments made to EPS attributable to common stockholders to derive the adjusted numbers above.

Backlog as of September 27, 2025, was $1.6 billion compared to $1.0 billion as of June 28, 2025 and $0.9 billion as of September 28, 2024.

Outlook for the Third Quarter Fiscal 2026

The Company expects net sales to be approximately $454.0 million to $462.0 million in the third quarter of fiscal 2026, compared to $394.4 million in the prior year, for a growth rate of 15.1% to 17.1%. Organically (excluding net sales from VACCO) net sales are expected to grow 7.4% to 9.5%. Adjusted gross margin is expected to be in the range of 44.0% to 44.25% and SG&A as a percentage of net sales is expected to be in the range of 17.0% to 17.25%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, October 31st, 2025, at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, investor.rbcbearings.com, and click on the webcast link. If you do not have access to the Internet and wish to listen to the call, dial 877-407-4019 (international callers dial +1 201-689-8337) and provide conference ID # 13756325. Investors are advised to dial into the call at least ten minutes prior to the call to register. An audio replay of the call will be available from 2:00 p.m. ET on the day of the call and will remain available for two weeks following the call. The replay can be accessed by dialing 877-660-6853 (international callers dial +1 201-612-7415) and providing conference ID # 13756325.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual, as well as other non-cash items including but not limited to depreciation, amortization, and equity-based incentive compensation. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Free Cash Flow Conversion

Free cash flow conversion measures our ability to convert operating profits into free cash flow and is calculated as free cash flow (cash provided by operating activities less capital expenditures) divided by net income.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of restructuring costs associated with the closing of a plant, acquisition related fair value adjustments to inventory or significant adjustments to existing manufacturing processes or product lines. Adjusted operating income excludes acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, and other non-operational, non-cash or non-recurring losses. We believe that adjusted operating income is useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Share Attributable to Common Stockholders

Adjusted net income attributable to common stockholders and adjusted earnings per share attributable to common stockholders (calculated on a diluted basis) exclude non-cash expenses for amortization related to acquired intangible assets, stock-based compensation, amortization of deferred finance fees, acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, significant adjustments to existing manufacturing processes or product lines, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses or gains, net of their income tax impact. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted EBITDA

We use the term “Adjusted EBITDA” to describe net income adjusted for the items summarized in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, Adjusted EBITDA aids our investors in understanding our compliance with our debt covenants. Management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage,” as a measure of our financial strength and ability to incur incremental indebtedness when making investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and some investors utilize it when making investment decisions and evaluating us against peers.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our definition of Adjusted EBITDA may vary from the definition used by others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations, or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA adds back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur or vary greatly, are difficult to predict, and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times (i) include estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or (ii) exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors including import/export tariffs, future levels of aerospace/defense and industrial market activity, future financial performance, our use of information technology systems, our disclosure controls and procedures and internal control over financial reporting, our debt level, our level of goodwill, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, increases in interest rates, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in our reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contact:	Mike Cummings or Josh Carroll
investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024
Net sales	$455.3	$397.9	$891.3	$804.2
Cost of sales	254.7	224.1	495.5	446.4
Gross margin	200.6	173.8	395.8	357.8

Operating expenses:
Selling, general and administrative	77.4	69.5	151.3	137.1
Other, net	25.4	18.2	45.6	37.1
Total operating expenses	102.8	87.7	196.9	174.2

Operating income	97.8	86.1	198.9	183.6

Interest expense, net	13.4	15.6	25.6	32.8
Other non-operating expense	1.0	1.1	2.2	1.5
Income before income taxes	83.4	69.4	171.1	149.3
Provision for income taxes	23.4	15.2	42.6	33.7
Net income	60.0	54.2	128.5	115.6
Preferred stock dividends	-	5.7	-	11.4
Net income attributable to common stockholders	$60.0	$48.5	$128.5	$104.2

Net income per common share attributable to common stockholders:
Basic	$1.90	$1.67	$4.09	$3.58
Diluted	$1.90	$1.65	$4.07	$3.55

Weighted average common shares:
Basic	31,493,205	29,124,564	31,434,032	29,089,692
Diluted	31,615,328	29,336,466	31,585,721	29,316,493

Segment Data:

	Three Months Ended		Six Months Ended
	September 27,	September 28,	September 27,	September 28,
Net External Sales:	2025	2024	2025	2024
Aerospace and defense segment	$198.8	$143.2	$363.4	$292.3
Industrial segment	256.5	254.7	527.9	511.9
Total net external sales	$455.3	$397.9	$891.3	$804.2

	Three Months Ended		Six Months Ended
	September 27,	September 28,	September 27,	September 28,
Reconciliation of Reported Gross Margin to Adjusted Gross Margin:	2025	2024	2025	2024
Reported gross margin	$200.6	$173.8	$395.8	$357.8
Transaction and related costs	3.3	-	3.3	-
Restructuring and consolidation	0.4	-	3.3	-
Adjusted gross margin	$204.3	$173.8	$402.4	$357.8

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating	September 27,	September 28,	September 27,	September 28,
Income to Adjusted Operating Income:	2025	2024	2025	2024
Reported operating income	$97.8	$86.1	$198.9	$183.6
Transaction and related costs	4.2	-	4.3	-
Restructuring and consolidation	3.0	0.5	7.1	0.5
Adjusted operating income	$105.0	$86.6	$210.3	$184.1

	Three Months Ended		Six Months Ended
Reconciliation of Reported Net Income to Adjusted Net	September 27,	September 28,	September 27,	September 28,
Income Attributable to Common Stockholders:	2025	2024	2025	2024
Reported net income	$60.0	$54.2	$128.5	$115.6
Transaction and related costs	4.2	-	4.3	-
Restructuring and consolidation	3.0	0.5	7.1	0.5
M&A related amortization	18.3	16.4	34.5	32.8
Stock compensation expense	7.4	6.6	14.0	13.1
Amortization of deferred finance fees	0.7	0.4	1.5	1.0
Tax impact of adjustments and other tax matters*	(2.4)	(5.4)	(9.1)	(10.1)
Adjusted net income	$91.2	$72.7	$180.8	$152.9

Preferred stock dividends	-	5.7	-	11.4

Adjusted net income attributable to common stockholders	$91.2	$67.0	$180.8	$141.5

Adjusted net income per common share attributable to common stockholders:
Basic	$2.90	$2.30	$5.75	$4.86
Diluted	$2.88	$2.29	$5.72	$4.83

Weighted average common shares:
Basic	31,493,205	29,124,564	31,434,032	29,089,692
Diluted	31,615,328	29,336,466	31,585,721	29,316,493

*	Overall tax rate applied to adjusted pre-tax earnings was 22.0% and 22.1% for the three-month periods ended September 27, 2025 and September 28, 2024, respectively and 22.2% and 22.3% for the six-month periods ended September 27, 2025, and September 28, 2024, respectively.

	Three Months Ended		Six Months Ended
Reconciliation of Reported Net Income to	September 27,	September 28,	September 27,	September 28,
Adjusted EBITDA:	2025	2024	2025	2024
Reported net income	$60.0	$54.2	$128.5	$115.6
Interest expense, net	13.4	15.6	25.6	32.8
Provision for income taxes	23.4	15.2	42.6	33.7
Stock compensation expense	7.4	6.6	14.0	13.1
Depreciation and amortization	32.9	30.2	62.5	60.2
Other non-operating expense	1.0	1.1	2.2	1.5
Transaction and related costs	4.2	-	4.3	-
Restructuring and consolidation	3.0	0.5	7.1	0.5
Adjusted EBITDA	$145.3	$123.4	$286.8	$257.4

Consolidated Balance Sheets

(dollars in millions, except per share data)

	September 27,	March 29,
	2025	2025
	(Unaudited)
Assets
Cash	$91.2	$36.8
Accounts receivable, net of allowance for credit losses	279.2	307.6
Inventory	768.7	654.5
Prepaid expenses and other current assets	54.2	28.4
Total current assets	1,193.3	1,027.3
Property, plant and equipment, net	407.6	359.0
Operating lease assets, net	57.2	58.6
Goodwill	1,985.2	1,872.2
Intangible assets, net	1,414.3	1,325.1
Other noncurrent assets	53.2	43.0
Total assets	$5,110.8	$4,685.2

Liabilities and Stockholders' Equity
Liabilities
Accounts payable	$144.1	$138.4
Accrued expenses and other current liabilities	220.1	166.0
Current operating lease liabilities	9.1	9.2
Current portion of long-term debt	1.8	1.7
Total current liabilities	375.1	315.3
Long-term debt, less current portion	1,069.3	918.4
Noncurrent operating lease liabilities	48.8	50.3
Deferred income taxes	266.2	257.8
Other noncurrent liabilities	164.2	112.0
Total liabilities	1,923.6	1,653.8

Stockholders' equity
Common stock, $.01 par value	0.3	0.3
Additional paid-in capital	1,715.8	1,682.5
Accumulated other comprehensive income/(loss)	5.3	(1.4)
Retained earnings	1,579.1	1,450.6
Treasury stock, at cost	(113.3)	(100.6)
Total stockholders' equity	3,187.2	3,031.4
Total liabilities and stockholders' equity	$5,110.8	$4,685.2

Consolidated Statements of Cash Flows

(dollars in millions)

(Unaudited)

	Six Months Ended
	September 27,	September 28,
	2025	2024
Cash flows from operating activities:
Net income	$128.5	$115.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62.5	60.2
Deferred income taxes	8.9	(10.2)
Amortization of deferred financing costs	1.5	1.0
Stock-based compensation	14.0	13.1
Noncash operating lease expense	3.5	3.2
Loss on disposition of assets	0.1	0.1
Restructuring and other noncash charges	4.0	-
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	42.0	0.8
Inventory	(48.2)	(20.7)
Prepaid expenses and other current assets	(7.3)	(7.0)
Other noncurrent assets	(7.7)	(2.0)
Accounts payable	(1.5)	11.0
Accrued expenses and other current liabilities	3.4	(16.2)
Other noncurrent liabilities	4.7	(8.5)
Net cash provided by operating activities	208.4	140.4

Cash flows from investing activities:
Capital expenditures	(32.4)	(25.2)
Acquisition of business	(275.0)	-
Net cash used in investing activities	(307.4)	(25.2)

Cash flows from financing activities:
Proceeds received from revolving credit facilities	200.0	-
Repayments of revolving credit facilities	(5.0)	(20.4)
Repayments of term loans	(45.0)	(75.0)
Repayments of notes payable	(1.3)	(1.3)
Proceeds from mortgage	-	4.5
Principal payments on finance lease obligations	(2.3)	(2.1)
Preferred stock dividends paid	-	(11.5)
Exercise of equity awards	20.3	25.2
Tax withholding for common stock issued under equity incentive plans	(12.7)	(8.4)
Net cash provided by/(used in) financing activities	154.0	(89.0)

Effect of exchange rate changes on cash	(0.6)	(0.6)

Cash:
Increase / (decrease) during the period	54.4	25.6
Cash, at beginning of period	36.8	63.5
Cash, at end of period	$91.2	$89.1

Supplemental disclosures of cash flow information:
Cash paid for:
Income taxes	$41.6	$57.9
Interest	24.3	28.8

FY2026 Q3 Outlook - Modeling Items:
Net sales	$454.0 - $462.0
Adjusted gross margin (as a percentage of net sales)	44.0% - 44.25%
SG&A (as a percentage of net sales)	17.0% - 17.25%

Contact:	Mike Cummings or Josh Carroll
investors@rbcbearings.com